Exhibit 99.1

ARES CAPITAL CORPORATION CLOSES
PUBLIC OFFERING OF COMMON STOCK
INCLUDING OVERALLOTMENT OPTION

New York, NY — August 19, 2009 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it has closed an underwritten public offering of 12,439,908 shares of the Company’s common stock (including 1,439,908 shares pursuant to the exercise by the underwriters of their overallotment option) at a price per share of $9.25 to the public, raising approximately $109.6 million in net proceeds after deducting underwriting discount and commissions and estimated offering expenses.  No additional shares will be available for purchase by the underwriters pursuant to the overallotment option.

J.P. Morgan Securities Inc., Citi, UBS Investment Bank and Wells Fargo Securities, LLC acted as joint bookrunners for the offering, and SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated acted as co-managers.

Ares Capital Corporation expects to use the net proceeds for general corporate purposes, including to repay outstanding indebtedness and to fund investments in accordance with its investment objective.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies.  Ares Capital Corporation invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component.  To a lesser extent, Ares Capital Corporation also makes equity investments. Ares Capital Corporation is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and SEC registered investment adviser.  As of June 30, 2009, Ares Management had approximately $29 billion of committed capital under management.  Ares Capital Corporation is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission, including the prospectus supplement dated August 14, 2009 and the accompanying prospectus dated June 26, 2009.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake
Ares Capital Corporation
404-814-5204